Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2014, with respect to the financial statements of Bengal Pipeline Company LLC included in the Registration Statement and related Prospectus of Shell Midstream Partners, L.P. for the registration of common units representing limited partner interests.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 2, 2015